Exhibit 99.1

News Release

Investor Relations: Kate Vanek, +1 646 654 4593

Media Relations: Laura Nelson, +1 203 563 2929

NIELSEN REPORTS 3rd QUARTER 2015 RESULTS

New York, USA – October 21, 2015 – Nielsen Holdings plc (NYSE: NLSN) today announced third quarter 2015 results. Revenues were $1,531 million for the third quarter of 2015, down 2.6% due to the impact of foreign exchange, but up 5.0% on a constant currency basis, compared to the third quarter of 2014. This marks the company’s 37th consecutive quarter of constant currency revenue growth.

“Nielsen’s third quarter results exemplify our strong value-generating business model with revenue growth of 5.0%, consistent margin expansion across both our Watch and Buy businesses on a constant currency basis, and record quarterly free cash flow generation, up 19% over last year. Our growth was driven by many important competitive wins all over the world. Our Buy business, which grew 4.1%, had its fifth consecutive quarter of margin expansion, both on a constant currency basis. Our Watch segment grew 6.1% on a constant currency basis due to strength in Audience Measurement, as our clients embed our digital measurement and analytics into their day-to-day decision-making.” said Mitch Barns, Chief Executive Officer of Nielsen.

Barns continued, “The initial release of Digital Content Ratings has gone smoothly and we’re pleased with the feedback we’ve received as it is the final piece of our Total Audience Measurement framework. We know how important the execution of our product roadmap and the subsequent industry adoption of our solutions is to our ability to drive value for our clients and we feel very confident about our progress here. As our products continue to gain traction, we’re having meaningful conversations with clients and major industry voices in order to move toward a new definition of the currency ratings.”

Adjusted EBITDA for the third quarter increased 0.4% to $479 million, or 6.9% on a constant currency basis compared to the third quarter of 2014. As a percentage of revenues, adjusted EBITDA grew 95 basis points, or 56 basis points on a constant currency basis, due to the benefit of our ongoing productivity initiatives and the accretive impact of our investments in coverage and analytics.

Net income for the third quarter increased 54.3% to $142 million, an increase of 102.9% on a constant currency basis, compared to the third quarter of 2014. The year over year increase is largely driven by company’s solid results as well as fees associated with a debt refinancing during the third quarter of 2014, which were not incurred in the third quarter of 2015, and the benefit of ongoing productivity initiatives. Net income per share, on a diluted basis, was $0.38 compared to $0.24 in the third quarter of 2014.

Adjusted Net Income for the third quarter of $256 million was flat as compared to the third quarter of 2014, but up 9.4% on a constant currency basis. Adjusted Net Income per share on a diluted basis was $0.69 compared to $0.66 in the third quarter of 2014.

Revenues within the Buy segment decreased 7.1%, or increased 4.1% on a constant currency basis, to $816 million. Revenues in the developed markets grew 3.1% on a constant currency basis, fueled by continued investments and client wins. Buy emerging markets revenue grew 6.3% on a constant currency basis, despite the macroeconomic headwinds. This was a reflection of strong growth in the larger markets paired with softness in some of the secondary countries within the global footprint.

Revenues within the Watch segment increased 3.0%, or 6.1% on a constant currency basis, to $715 million. The growth was driven by 7.0% constant currency growth in Audience Measurement, which is reflective of both marked progress with the company’s Total Audience Measurement strategy, continued investments, and a seasonally strong quarter in the Audio business. Marketing Effectiveness grew 7.9% during the quarter, on a constant currency basis.

Financial Position

As of September 30, 2015, cash balances were $358 million and gross debt was $7,453 million. Net debt (gross debt less cash and cash equivalents) was $7,095 million and our net debt leverage ratio was 3.83x at the end of the quarter. Capital expenditures were $107 million for the third quarter of 2015 as compared to $103 million for the third quarter of 2014.

Exhibit 99.1

Free cash flow for the third quarter of 2015 increased to $345 million from $289 million in the third quarter of 2014, marking a record quarter for the Company. Cash flow from operations increased to $452 million in the third quarter of 2015 from $392 million in the third quarter of 2014.  The increase in free cash flow and cash flow from operations was due to our continued focus on working capital management as well as the stronger operating performance discussed above.

Capital Allocation

The company repurchased $173 million of its stock during the third quarter of 2015, which brings the year to date total to $493 million. The Company has a total of $530 million remaining for repurchase under the existing share repurchase program, which it anticipates utilizing by mid-2016.

Other Matters

In August 2015, the remaining members of the sponsor group completed the sale of their remaining 7.4 million shares of our common stock. As a result of this transaction, all of the private equity sponsors that held equity interests in Nielsen at the time of our January 2011 initial public offering have disposed of such interests.

On August 31, 2015, Nielsen N.V., a former Dutch public company listed on the New York Stock Exchange, merged with Nielsen Holdings plc, by way of a cross-border merger under the European Cross-Border Merger Directive, with Nielsen Holdings plc being the surviving entity and Nielsen N.V. being the disappearing entity (the “Merger”). The Merger effectively changed the place of incorporation of our publically traded parent holding company from The Netherlands to the England and Wales, with no changes made to the business being conducted by Nielsen prior to the Merger.

Conference Call and Webcast

Nielsen will hold a conference call to discuss its third quarter 2015 results at 8:00 a.m. U.S. Eastern Time (ET) on October 21, 2015. The audio and slides for the call can be accessed live by webcast at http://nielsen.com/investors or by dialing +1-877-201-0168. Callers outside the U.S. can dial +1-647-788-4901. The passcode for the call is “45858658.” An audio replay and transcript will be available on the investor relations website after the call.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘will’, ‘expect’, ‘anticipates’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, the integration of Arbitron, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by the Company (including the Company’s filings with the Securities and Exchange Commission). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

About Nielsen

Nielsen Holdings plc (NYSE: NLSN) is a global performance management company that provides a comprehensive understanding of what consumers Watch and Buy. Nielsen’s Watch segment provides media and advertising clients with Total Audience measurement services across all devices where content — video, audio and text — is consumed. The Buy segment offers consumer packaged goods manufacturers and retailers the industry’s only global view of retail performance measurement. By integrating information from its Watch and Buy segments and other data sources, Nielsen provides its clients with both world-class measurement as well as analytics that help improve performance.  Nielsen, an S&P 500 company, has operations in over 100 countries that cover more than 90 percent of the world’s population. For more information, visit www.nielsen.com.

From time to time, Nielsen may use its website and social media outlets as channels of distribution of material company information. Financial and other material information regarding the company is routinely posted and accessible on our website at http://www.nielsen.com/investors and our Twitter account at http://twitter.com/Nielsen

Exhibit 99.1

Results of Operations—(Three and Nine Months Ended September 30, 2015 and 2014)

The following table sets forth, for the periods indicated, the amounts included in our Condensed Consolidated Statements of Operations:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2015	2014	2015	2014
Revenues	$1,531	$1,572	$4,548	$4,655
Cost of revenues	615	648	1,885	1,967
Selling, general and administrative expenses	459	468	1,405	1,439
Depreciation and amortization	144	139	432	425
Restructuring charges	15	6	43	43
Operating income	298	311	783	781
Interest income	1	1	3	3
Interest expense	(79)	(74)	(231)	(229)
Foreign currency exchange transaction gains/(losses), net	5	1	(27)	(32)
Other expense, net	—	(52)	—	(100)
Income from continuing operations before income taxes and equity in net (loss)/income of affiliates	225	187	528	423
Provision for income taxes	(82)	(95)	(206)	(202)
Equity in net (loss)/income of affiliates	(1)	—	(1)	2
Net income	142	92	321	223
Net income attributable to noncontrolling interests	—	1	2	—
Net income attributable to Nielsen stockholders	$142	$91	$319	$223
Net income per share of common stock, basic
Income from continuing operations	$0.39	$0.24	$0.87	$0.59
Net income attributable to Nielsen stockholders	$0.39	$0.24	$0.87	$0.59
Net income per share of common stock, diluted
Income from continuing operations	$0.38	$0.24	$0.86	$0.58
Net income attributable to Nielsen stockholders	$0.38	$0.24	$0.86	$0.58
Weighted-average shares of common stock outstanding, basic	365,498,696	380,884,561	368,323,542	379,891,241
Dilutive shares of common stock	3,999,243	5,006,830	4,135,995	5,283,261
Weighted-average shares of common stock outstanding, diluted	369,497,939	385,891,391	372,459,537	385,174,502

Exhibit 99.1

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate the results of our operations. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance. None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results.

Adjusted EBITDA and Adjusted Net Income

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, equity in net income of affiliates, restructuring charges, goodwill and intangible asset impairment charges, stock-based compensation expense and other non-operating items from our consolidated statements of operations as well as certain other items considered unusual or non-recurring in nature. We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors.

We define Adjusted Net Income as net income or loss from our consolidated statements of operations before income taxes, depreciation and amortization associated with acquired tangible and intangible assets, equity in net income of affiliates, restructuring charges, goodwill and intangible asset impairment charges, other non-operating items from our consolidated statements of operations and certain other items considered unusual or non-recurring in nature, reduced by cash paid for income taxes.

Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share of common stock are not presentations made in accordance with GAAP.

Exhibit 99.1

The below table presents a reconciliation from net income to Adjusted EBITDA and Adjusted Net Income for the three and nine months ended September 30, 2015 and 2014, respectively:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2015	2014	2015	2014
Net income	$142	$92	$321	$223
Interest expense, net	78	73	228	226
Provision for income taxes	82	95	206	202
Depreciation and amortization	144	139	432	425
EBITDA	446	399	1,187	1,076
Equity in net loss/(income) of affiliates	1	—	1	(2)
Other non-operating (income)/expense, net	(5)	51	27	132
Restructuring charges	15	6	43	43
Stock-based compensation expense	12	12	39	36
Other items(a)	10	9	30	28
Adjusted EBITDA	479	477	1,327	1,313
Interest expense, net	(78)	(73)	(228)	(226)
Depreciation and amortization	(144)	(139)	(432)	(425)
Depreciation and amortization associated with acquisition-related tangible and intangible assets	51	51	152	152
Cash paid for income taxes	(40)	(48)	(105)	(117)
Stock-based compensation expense	(12)	(12)	(39)	(36)
Adjusted net income	$256	$256	$675	$661
Adjusted net income per share of common stock, diluted	$0.69	$0.66	$1.81	$1.72
Weighted-average shares of common stock outstanding, basic	365,498,696	380,884,561	368,323,542	379,891,241
Dilutive shares of common stock from stock compensation plans	3,999,243	5,006,830	4,135,995	5,283,261
Weighted-average shares of common stock outstanding, diluted.	369,497,939	385,891,391	372,459,537	385,174,502
(a)	For the three and nine months ended September 30, 2015 and 2014, other items primarily consist of non-recurring costs.

Free Cash Flow

We define free cash flow as net cash provided by operating activities, plus the excess tax benefit on stock-based compensation, less capital expenditures. We believe providing free cash flow information provides valuable supplemental information regarding the cash flow that may be available for discretionary use by us. Free cash flow is not a presentation made in accordance with GAAP. The following table presents reconciliation from net cash provided by operating activities to free cash flow:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(IN MILLIONS)	2015	2014	2015	2014
Net cash provided by operating activities	$452	$392	$778	$692
Plus: Excess tax benefit on stock-based compensation	—	—	26	—
Less: Capital expenditures	(107)	(103)	(306)	(274)
Free cash flow	$345	$289	$498	$418

Exhibit 99.1

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of net debt and the net debt leverage ratio as of September 30, 2015 is as follows:

(IN MILLIONS)
Gross debt as of September 30, 2015	$7,453
Less: cash and cash equivalents as of September 30, 2015	358
Net debt as of September 30, 2015	$7,095
Adjusted EBITDA for the year ended December 31, 2014	$1,837
Less: Adjusted EBITDA for the nine months ended September 30, 2014	$1,313
Add: Adjusted EBITDA for the nine months ended September 30, 2015	$1,327
Adjusted EBITDA for the twelve months ended September 30, 2015	$1,851
Net debt leverage ratio as of September 30, 2015	3.83x